Exhibit 99.1

N E W S

April 20, 2005

Beth Copeland - Media
(317) 269-1395
William J. Brunner - Shareholders & Analysts
(317) 269-1614

FOR IMMEDIATE RELEASE

First Indiana Announces Dividend

        (INDIANAPOLIS) — The Board of Directors of First Indiana Corporation declared on April 20, 2005, a quarterly dividend of $0.18 per share of common stock. The dividend will be paid June 16, 2005, to shareholders of record as of June 7, 2005. This is the 74th consecutive quarter First Indiana has paid a cash dividend.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 30 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.